Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEBSITE PROS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Website Pros, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:	That the name of this corporation is Website Pros, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law on March 2, 1999 under the name WSI Systems, Inc.;

SECOND:	That the Amended and Restated Certificate of Incorporation as set forth herein has been duly adopted in accordance with the provisions of Section 245 and 242 of the General Corporation Law by the directors and stockholders of the Corporation;

THIRD:	That the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

I.

The name of the Corporation is Website Pros, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

IV.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is one hundred thirty-one million five hundred thousand six hundred ninety-three (131,500,693) shares. Ninety-eight million two hundred thousand (98,200,000) shares shall be Common Stock and thirty-three million three hundred thousand six hundred ninety-three (33,300,693) shares shall be Preferred Stock, each with a par value of $0.001 per share.

The designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:

A. Designation of Series. The Preferred Stock shall be divided into series. Thirty-one million two hundred thousand (31,200,000) shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”). Two million one hundred thousand six hundred ninety-three (2,100,693) shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred, the “Series Preferred Stock”).

B. Rights, Preferences and Restrictions of the Series Preferred Stock.

1. Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other shares of capital stock of the Corporation at an annual rate of eight percent (8%) of the Original Series A Issue Price (as defined herein) per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like). Such dividends shall accrue (whether or not earned or declared by the Board of Directors) and compound annually and be cumulative as to any shares of Series A Preferred Stock from the date on which such share is first issued and shall be payable in arrears, when and as declared by the Board of Directors. Upon the determination of the Board of Directors of the Corporation, including the directors elected by the holders of the Series A Preferred Stock (the “Series A Directors”), such dividends shall be paid in shares of Series A Preferred Stock valued at the Original Series A Issue Price (as defined herein), subject to adjustments for stock splits, stock dividends, combinations, recapitalizations or the like. In the event any dividends are declared and paid on the Common Stock, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such dividends as though the holders of the Series A Preferred Stock were the holders of the Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution, provided, however, that the foregoing shall not apply to dividends payable solely in shares of Common Stock of the Corporation or any repurchase of any outstanding securities of the Corporation that is approved by the Board of Directors.

(b) In the event the Corporation shall declare with respect to the Common Stock a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution, provided, however, that the foregoing shall not apply to dividends payable solely in shares of Common Stock of the Corporation or any repurchase of any outstanding securities of the Corporation that is approved by the Board of Directors.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Common Stock or any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of $1.4281 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”), plus an amount equal to any declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) After payment of the full liquidation preference of the Series B Preferred as set forth in Section 2(a) above, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of $0.5758 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”), plus an amount equal to all accumulated (whether or not declared) but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(c) Upon the completion of the distribution required by subsections (a) and (b) of this Section 2 and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock) until with respect to the holders of Series A Preferred Stock, such holders shall have received, inclusive of any amounts paid pursuant to subsection 2(a) above, an aggregate of $2.879 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like); thereafter, subject to the rights of any series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(d) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series Preferred Stock then outstanding shall determine otherwise), (A) any merger or consolidation of the Corporation into or with another entity (except one in which the holders of the capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving entity) (B) any sale of all or substantially all of the assets of the Corporation, (C) any other transaction or series of transactions to which the Corporation is a party pursuant to, or as a result of, which a single person (or group of affiliated persons) acquires (from the Corporation or directly from the stockholders of the Corporation) or holds capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power or (D) a sale (or multiple sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all the assets or securities of such subsidiary or subsidiaries) which constitute all or substantially all of the consolidated assets of the Corporation, and shall entitle the holders of the Series Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in this Section 2) the amounts specified in subsections (a), (b) and (c) above, taking into account any applicable escrow, holdback or other contingency provision. In no event shall a liquidation event be occasioned by the consummation of a transaction or series of related transactions solely to effect the change of domicile of the Corporation or principally for bona fide equity financing purposes approved by the Board of Directors, including at least one Series A Director, in which the Corporation receives cash or indebtedness of the Corporation is cancelled, or a combination thereof.

(d) In any of such events, if the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, including at least one Series A Director.

(e) In any determinations or calculations to be made using the Original Series A Issue Price or Original Series B Issue Price pursuant to this Amended and Restated Certificate of Incorporation, (i) the Original Series A Issue Price shall be applied in all calculations or determinations with respect to shares of Series A Preferred Stock; and (ii) the Original Series B Issue Price shall be applied in all calculations or determinations with respect to shares of Series B Preferred Stock.

3. Redemption.

(a) At any time after December 10, 2009, after the receipt by the Corporation of a written request (the “Redemption Request”) from the holders of not less than a majority of the then outstanding Series Preferred Stock that all of such holders’ shares of Series Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as the “Redemption Date”) all shares of Series Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the Original Series A Issue Price for each share of Series A Preferred Stock, or the Original Series B Issue Price for each share of Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus an amount equal to all accumulated (whether or not declared) but unpaid dividends on such share (collectively, the “Series Preferred Redemption Price”). Any redemption of Series Preferred Stock effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series Preferred Stock in proportion to the number of shares of Series Preferred Stock then held by such holders.

(b) The initial Redemption Date shall be such date as the Corporation shall determine no more than ninety (90) days following the date of the Redemption Request. Each subsequent Redemption Date shall be on the second and third anniversaries of the initial Redemption Date (or, if any such date in not a business day, then the next succeeding business day). At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, the Corporation shall mail (first class postage prepaid) written notice to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (3)(c), on or after each Redemption Date, each holder of Series Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in accordance with the number of shares of Series Preferred Stock then held by such holders. The shares of Series Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

(d) On or prior to each Redemption Date, the Corporation shall irrevocably deposit in trust the Redemption Price of all shares of Series Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to subsection (3)(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 4 hereof. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this subsection (3)(d) for the redemption of shares thereafter properly converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this subsection (3)(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request to the bank or trust company, after such request has been approved by the Board of Directors.

4. Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to any Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Series A Issue Price or Original Series B Issue Price, as applicable, by (ii) the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series Preferred Stock shall be the Original Series A Issue Price or Original Series B Issue Price, as applicable; provided, however, that the Conversion Price shall be subject to adjustment (i) as set forth in subsections 4(d) and 4(k) for shares of Series A Preferred Stock, and (ii) as set forth in subsections 4(d) and 4(l) for shares of Series B Preferred Stock.

(b) Automatic Conversion of Series Preferred Stock. Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series Preferred Stock immediately upon the earlier of (x) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering under the Securities Act of 1933, as amended (the “Securities Act”) with aggregate gross proceeds to the Corporation of at least $30,000,000 (before deduction of underwriting discounts and expenses) (a “Qualified Initial Public Offering” ), or (y) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series Preferred Stock (voting together as a single class on an as-if converted to Common Stock basis). Effective as of the time of any such automatic conversion, each certificate or certificates representing such automatically converted shares of Series Preferred Stock shall be deemed to represent the shares of Common Stock into which such shares of Series Preferred Stock automatically converted. As soon as is reasonably practicable after any such automatic conversion, any holder of such converted shares shall surrender the certificates or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

(c) Mechanics of Conversion. Before any holder of Series Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, then the conversion may, at the option of any holder tendering Series Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Series Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall issue, after the first date of issuance of the first share of Series B Preferred Stock (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued. For purposes of the preceding sentence, the number of shares of Common Stock outstanding immediately prior to such issuance shall be deemed to include (x) shares of Common Stock outstanding as of such time, (y) shares of Common Stock into which the then outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately prior to the given date, and (z) shares of Common Stock issuable upon exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately prior to the given date.

(B) Except as set forth in subsection 4(k) or subsection 4(l) below, no adjustment of the Conversion Price for the Series Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price of the Series Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation after the Purchase Date other than (such shares of Common Stock set forth in subsections (A) through (G) below, “Excluded Shares”):

(A) Shares of Common Stock issued pursuant to a transaction described in subsections 4(d)(iii), 4(d)(iv), 4(e) and 4(f) hereof,

(B) Shares of Common Stock issued upon exercise or conversion of any securities outstanding as of the date of this Restated Certificate of Incorporation which are exercisable for or convertible into, directly or indirectly, shares of Common Stock;

(C) Shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

(D) Shares of Common Stock issued or issuable upon conversion of the Series Preferred Stock;

(E) Shares of Common Stock issued in connection with bona fide merger or business acquisition of the capital stock or assets of another entity by the Corporation approved by the Board of Directors of the Corporation (such a merger or business acquisition, an “Approved Merger”);

(F) Shares of Common Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, in each case approved by the Board of Directors of the Corporation; or

(G) Shares of Common Stock issued in connection with joint ventures and strategic transactions entered into for non-equity financing purposes and approved by the Board of Directors of the Corporation.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in section 1 or subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series Preferred Stock shall thereafter be entitled to receive upon conversion of the Series Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock into which shares of Series Preferred Stock held by a holder are convertible shall be determined on the basis of the total number of shares of Series Preferred Stock such holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred Stock, at least twenty (20) days prior to the date specified therein (or such shorter period as is approved by the holders of a majority of the then outstanding shares of Series Preferred Stock), a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, (ii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, (iii) upon personal delivery to the party to be notified, or (iv) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day.

(k) Special Conversion Price Adjustment for Series A Preferred Stock. The initial Conversion Price for the Series A Preferred Stock was established based in part upon the Corporation’s representation and warranty in the Series A Convertible Redeemable Preferred Stock Purchase Agreement dated December 10, 2003, by and among the Corporation and the purchasers of the Series A Preferred Stock named therein (as may be modified, supplemented or amended from time to time, the “Series A Stock Purchase Agreement”) that the number of shares of the Corporation’s Common Stock outstanding, reserved for issuance under the Corporation’s stock option or other incentive plans, and issuable upon exercise or conversion of outstanding exercisable or convertible securities as of the Purchase Date and prior to the issuance of any shares of Series A Preferred Stock or the issuance of any warrants or other rights to purchase shares of Series A Preferred Stock (the “Purchase Date Capitalization”) shall be 45,847,979. If such representation and warranty is determined after the Purchase Date and before December 10, 2005 to have been untrue or incorrect on the Purchase Date such that the actual Purchase Date Capitalization shall have exceeded 45,947,979, then the Conversion Price then in effect with respect to the Series A Preferred Stock shall be reduced by an amount such that the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issued in the Initial Closing represent the number of such shares that would have been issuable based on the correct Purchase Date Capitalization. In no event shall the Conversion Price for the Series A Preferred Stock be increased pursuant to the operation of this paragraph. The provisions of subsection 4(d)(i)(B) relating to adjustments of less than once cent per share shall not apply to the special conversion described in this subsection 4(k). For the avoidance of doubt, any knowledge of any holder of Series A Preferred Stock (whether from disclosure schedules or otherwise) regarding any capitalization dispute or other sets of facts shall not be considered in any manner in the operation of the foregoing paragraph.

(l) Special Conversion Price Adjustment for Series B Preferred Stock. On December 31, 2005, the Conversion Price of each share of Series B Preferred Stock shall be automatically reduced to $1.2311 if the Corporation has not sold shares of its Common Stock in a firm commitment underwritten public offering under the Securities Act on or before such date.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Series Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least a majority of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors of the Corporation at each election of directors (whether at an annual or special meeting or by written consent). The holders of shares of Common Stock shall be entitled to elect two (2) directors of the Corporation at each election of directors (whether at an annual or special meeting or by written consent). The holders of shares of Common Stock and Preferred Stock, voting together as a single class on an as-if converted basis, shall be entitled to elect any remaining directors of the Corporation (whether at an annual or special meeting or by written consent).

In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this subsection 5(b), the holders of such class or series of stock shall, by the affirmative vote of the holders of a majority of the shares of that class or series, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

6. Protective Provisions. Subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as any shares of Series Preferred Stock are outstanding, the Corporation shall not:

(a) without first obtaining the approval (by vote or written consent, as provided by law) of the Board of Directors and the holders of at least a majority of the then outstanding shares of Series Preferred Stock voting together as a single class and on an as-if converted to Common Stock basis:

(i) authorize, create (by reclassification, merger or otherwise) or issue, or obligate itself to issue, any Preferred Stock (including, without limitation, any shares of Series Preferred Stock other than the shares sold pursuant to the Stock Purchase Agreement) or Common Stock (including any other security convertible into or exercisable for any such stock), options to purchase Preferred Stock or Common Stock of the Corporation (other than issuances of options approved by the Board of Directors pursuant the Corporation’s stock option or other incentive plans), warrants or other rights to purchase Preferred Stock or Common Stock, other than Excluded Shares;

(ii) declare and pay, or set aside funds for the payment of, any dividend with respect to any share or shares of its capital stock;

(iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock of the Corporation or any debt securities; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost or the lesser of cost or fair market value upon the occurrence of certain events, such as the termination of employment;

(iv) incur any indebtedness (including, without limitation, guarantees of indebtedness and pledges of or liens on assets) other than in the ordinary course of business (including without limitation equipment leases or loans, loans for tenant improvements, and working capital lines of credit), in each case approved by the Board of Directors;

(v) voluntarily liquidate or dissolve or take any other action that would constitute a liquidation, dissolution or winding up of the Corporation under Article IV(B)(2)(c) hereof;

(vi) authorize, create (by reclassification, merger or otherwise) or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series Preferred Stock with respect to dividends, liquidation, redemption or voting;

(vii) amend the Corporation’s Certificate of Incorporation or bylaws, except in connection with a Qualified Initial Public Offering approved by the Board of Directors, in a manner that amends, alters, or waives the rights, preferences or privileges of the Series Preferred Stock (by reclassification, merger or otherwise); or

(viii) increase or decrease the size of the Board of Directors.

(b) without first obtaining the approval (by vote or written consent, as provided by law) of the Board of Directors and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares;

(c) without first obtaining the approval (by vote or written consent, as provided by law) of the Board of Directors and the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely such shares.

7. Status of Redeemed or Converted Stock. In the event any shares of Series Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. The Restated Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C):

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section (B)(2) of Article IV hereof.

3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

VI.

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors or by the stockholders in the manner provided in the Bylaws, subject to any restrictions that are set forth in this Restated Certificate of Incorporation.

VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

X.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

XI.

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

* * *

THIRD:	The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:	That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and the assistant Secretary of the Corporation on this 9th day of February 2005.

/s/ David Brown
David Brown
President

/s/ Kevin Carney
Kevin Carney
Secretary